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                                                                    Exhibit 10.2

















                             SEARS, ROEBUCK AND CO.

                                LICENSE AGREEMENT




                                                       1129 HOLDING INC.
                                                       ---------------------
                                                       Name of Licensee

                                                       March 1 2001
                                                       ---------------------
                                                       Effective Date

                                                       195078
                                                       ---------------------
                                                       Finite
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                                TABLE OF CONTENTS

I.       GRANT OF LICENSE                                                               1
1.1      License for On-Premises Operations                                             1
1.2      Changes in Products .                                                          1
1.3      No Representations                                                             1

II.      USE OF SEARS MARKS                                                             1
2.1      Licensed Business Name                                                         1
2.2      Prohibition In Use of the Marks .                                              2
2.3      Ownership and Registration of
          Licensed Business Marks .                                                     2
2.4      No Challenge to Marks .                                                        2
2.5      No Rights to Marks .                                                           2
2.6      Injunctive Relief .                                                            2
2.7      Infringing Use                                                                 3
2.8      Survival                                                                       3

III.     TERM                                                                           3

IV.      SEARS FEES. .                                                                  3
4.1      Amount :                                                                       3
4.2      Net Sales                                                                      3
4.3      Gross Sales.                                                                   4

V.       OPERATIONAL OBLIGATIONS OF LICENSEE .                                          4
5.1      Product Standards .                                                            4
5.2      Operation                                                                      4
5.3      Business Conduct .                                                             4
5.4      Hours of Operation .                                                           5
5.5      Merchandise Inventory and Presentation .                                       5
5.6      Merchantable Products .                                                        5
5.7      Pricing                                                                        5
5.8      Discount Policy                                                                5
5.9      Customer Adjustment/Service .                                                  5
5.10     Employee Standards                                                             6
5.11     Licensee's Employees                                                           6
5.12     Employee Compensation                                                          6
5.13     Compliance with Labor Laws                                                     6
5.14     Compliance with Law                                                            6
5.15     Payment of Obligations                                                         7
5.16     Licensee's Obligations                                                         7
5.17     Liens                                                                          7
5.18     Licensee Audit Program                                                         7
5.19     Manufacturers                                                                  7
5.20     FDA Guaranty .                                                                 8

VI.      LICENSED BUSINESS AREA                                                         8
6.1      Block Plan.                                                                    8
6.2      Improvements .                                                                 8
6.3      Commencement of Operations                                                     9
6.4      Condition of Licensed Business Area                                            9
6.5      Changes of Location/Remodeling                                                 9

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
6.6      Store Inventory                                                                9
6.7      Electric/HVAC                                                                  10
6.8      Telephone Service                                                              10
6.9      Telephone Numbers                                                              10
6.10     Yellow/White Page Listings                                                     10
6.11     Access to Licensed Business Area                                               10
6.12     Effect of Store Leases                                                         11
6.13     Waiver of Premises Liability                                                   11

VII.     ADVERTISING                                                                    11
7.1      Advertising                                                                    11
7.2      Publicity                                                                      12
7.3      Forms                                                                          12

VIII.    LICENSED BUSINESS EQUIPMENT                                                    12
8.1      Licensee's Equipment                                                           12
8.2      POS Terminal                                                                   12
8.3      Sears Security Interest                                                        12

IX.      TRANSACTIONS AND SETTLEMENT                                                    13
9.1      Checks                                                                         13
9.2      Credit Sales                                                                   13
9.3      Sales Receipts                                                                 14
9.4      Settlement                                                                     14
9.5      Reports                                                                        14
9.6      Audit Rights                                                                   15
9.7      Underreporting                                                                 15
9.8      Rights of Recoupment and Setoff                                                15

X.       PROPRIETARY INFORMATION                                                        16
10.1     Sears Proprietary Information                                                  16
10.2     Licensee Proprietary Information                                               16
10.3     Confidential Treatment and Use Restrictions                                    17
10.4     Confidential Personal Information                                              17
10.5     Equitable Remedies                                                             18
10.6     Survival                                                                       18

XI.      RELATIONSHIP OF PARTIES                                                        19

XII.     DEFENSE AND INDEMNITY                                                          19
12.1     Defense                                                                        19
12.2     Indemnity                                                                      20
12.3     Survival                                                                       20

XIII.    INSURANCE                                                                      20
13.1     Types of Insurance                                                             20
13.2     No Cancellation Without Notice                                                 21
13.3     Certificates                                                                   21
13.4     Expiration/Non-Renewal                                                         21
13.5     No Waiver.                                                                     22

XIV.     TERMINATION                                                                    22
14.1     Mutual Right of Termination                                                    22
14.2     Termination by Sears on Notice                                                 22
14.3     Termination by Sears After Opportunity to Cure                                 23
14.4     Termination of Agreement by Sears Without Further Notice                       23

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
14.5     Termination on Store Closing or Casualty                                       23
14.6     Effect of Termination                                                          24
14.7     Survivability                                                                  24

XV.      ASSIGNMENT AND SUBLICENSING                                                    24
15.1     Assignment by Licensee                                                         24
15.2     Assignment by Sears                                                            24
15.3     Binding Nature                                                                 25

XVI.     MISCELLANEOUS                                                                  25
16.1     Governing Law                                                                  25
16.2     Jurisdiction and Venue                                                         25
16.3     Notices                                                                        25
16.4     Severability                                                                   26
16.5     No Waiver                                                                      26
16.6     Cumulative Rights                                                              26
16.7     Construction                                                                   26
16.8     Survival                                                                       26
16.9     Entire Agreement; Modifications .                                              26

SCHEDULE 1A                                                                             1
PRODUCTS                                                                                1
Schedule 1B                                                                             7
LOCATION RIDER .                                                                        7
Schedule 2.3                                                                            8
LICENSEE MARKS                                                                          8
Schedule 4.1
SEARS FEES                                                                              9
Schedule 5.1                                                                            10
QUALITY ASSURANCE .                                                                     10
Schedule 5.2                                                                            11
OPERATIONS MANUAL                                                                       11
Schedule 5.19                                                                           12
APPROVED MANUFACTURERS                                                                  12
Schedule 6.1                                                                            13
NEW LICENSED BUSINESS LOCATION AT
      DESIGNATED SEARS STORE                                                            13
RELOCATED LICENSED BUSINESS LOCATION                                                    13
REMODELED LICENSED BUSINESS AREA                                                        13
TERMINATED LICENSED BUSINESS LOCATION                                                   13
Schedule 9.2                                                                            14
CREDIT CARD CONDITIONS                                                                  14
ATTACHMENT 1                                                                            19
Operating Instructions .                                                                19
Cardholder Payments in Sears Stores                                                     23


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                                LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the "Agreement") is made and entered into as of March 1, 2001, (the "Effective Date"), by SEARS, ROEBUCK AND CO., a New York corporation ("Sears"), and 1129 HOLDING INC., a Delaware corporation, ("Licensee").

Sears and Licensee hereby agree as follows:

I. GRANT OF LICENSE

1.1 License for On-Premises Operations.

Sears hereby grants Licensee the non-exclusive and non-transferable right and privilege to use the Marks (defined below) in conducting and operating, and Licensee shall conduct and operate, pursuant to the terms, provisions and conditions contained in this Agreement, a licensed business ("Licensed Business") to offer and provide those items of merchandise listed by product category in Schedule 1A hereto (collectively the "Product(s))", only at the Sears locations described in the Location Rider attached as Schedule 1B hereto ("Designated Sears Stores)").

1.2 Changes in Products.

Any changes, additions or deletions of any product category or any item of the Products within a product category listed on Schedule 1 A, by Licensee require the prior written approval of Sears designated Licensing Manager ("Licensing Manager"). Sears may in its sole discretion delete any item of the Products by providing written notice to the Licensee, upon receipt of such notice, Licensee shall immediately cease the sale of any such Products.

1.3 No Representations.

Sears makes no promises or representations whatsoever as to the potential amount of business Licensee can expect at any time from the operation of the Licensed Business or the number of Designated Sears Stores. Licensee is solely responsible for any expenses it incurs related to this Agreement, including, but not limited to, any increase in the number of Licensee's employees or any expenditures for additional facilities or equipment.

II. USE OF SEARS MARKS

2.1 Licensed Business Name.

Licensee shall operate the Licensed Business under the name "SEARS VITAMINS AND SUPPLEMENTS" (the "Licensed Business Name"). Licensee shall use the name of Sears only (a) as part of the Licensed Business Name in communications to customers and prospective customers of the Licensed Business and (b) to identify the Designated Sears Store where the Licensed Business is located.

2.2 Prohibition In Use of the Marks.


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Except as expressly permitted by Section 2.1 or as otherwise specifically approved by Sears, Licensee shall not use the Licensed Business Name or any other Sears trademarks, service marks or trade names (collectively the "Marks") for any other purpose, either orally or in writing, including, but not limited to, use on any letterhead, checks, URL, business cards, labels for the Products or contracts. All communications with persons or entities other than customers or potential customers of the Licensed Business shall be made solely in Licensee's own name.

2.3 Ownership and Registration of Licensed Business Marks.

Sears owns and may register in its own name the Licensed Business Name and any and all trademarks, service marks and trade names used in operation of the Licensed Business (collectively, the "Licensed Business Marks"), except for the trademarks and service marks owned by Licensee and listed on Schedule 2.3 hereto, as amended from time to time by mutual agreement of the parties (the "Licensee Marks"). Licensee's use of the Licensed Business Marks shall inure to the benefit of Sears, and the Licensed Business Marks shall be included in the term "Marks". Licensee shall cooperate in the registration or application for registration of any Licensed Business Marks by Sears. Sears may not register any of the Licensee Marks.

2.4 No Challenge to Marks.

Licensee shall not question, contest or challenge Sears' ownership of the Marks. Licensee shall claim no right, title or interest in any Mark, except the right to use the same pursuant to the terms and conditions of this Agreement, and Licensee shall not register or attempt to register any Mark.

2.5 No Rights to Marks.

Licensee recognizes and acknowledges that the use of any Mark shall not confer upon Licensee any proprietary rights to any Mark. Upon expiration or termination of this Agreement, Licensee shall immediately stop using all Marks, and shall execute all documents Sears requests in order to confirm Sears' ownership, or to transfer to Sears any rights Licensee may have acquired from Sears, in any Mark. Nothing in this Agreement shall be construed to bar Sears from protecting its right to the exclusive ownership of the Marks against infringement or appropriation by any party or parties, including Licensee.

2.6 Injunctive Relief.

Licensee acknowledges that the Marks possess a special, unique and extraordinary character which makes it difficult to assess the monetary damage Sears would sustain in the event of unauthorized use. Irreparable injury would be caused to Sears by such unauthorized use, and Licensee agrees that in the event of any breach of this Section II by Licensee there would be no adequate remedy at law and preliminary or permanent injunctive relief would be appropriate.

2.7 Infringing Use.

If Licensee learns of any manufacture or sale by any third party of products similar to those offered by Licensee that would be confusingly similar in the minds of the public to those sold by Licensee that bear or are promoted in association with the Marks or any names, symbols, emblems, or designs or colors which would be confusingly similar in the minds of the public to the Marks, Licensee shall promptly notify Sears. Sears may, at its sole expense, take such action as it determines, in its sole


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discretion, is appropriate. Licensee shall cooperate and assist in such protest or legal action at Sears' expense. If demanded by Sears, Licensee shall join in such protest or legal action at Sears' expense. Licensee shall not undertake any protest or legal action with respect to any Mark without first securing Sears' written permission to do so. If Sears permits Licensee to undertake such protest or legal action, such protest or legal action shall be at Licensee's sole expense. Sears shall cooperate and assist Licensee at Licensee's expense. For the purposes of this Section 2.7, expenses shall include reasonable attorneys' fees. All recovery in the form of legal damages or settlement shall belong to the party bearing the expense of such protest or legal action.

2.8 Survival.

The provisions of this Section II shall survive the expiration or termination of this Agreement.

III. TERM

3.1 Term.

The term of this Agreement ("Term") shall be for a two (2) year period beginning on the Effective Date, and ending at the close of business on February 28, 2003, unless sooner terminated under any of the provisions of this Agreement.

IV. SEARS FEES

4.1 Amount.

Licensee shall pay Sears a percentage of Net Sales in accordance with Schedule
4.1 hereto ("Sears Fees").

4.2 Net Sales.

"Net Sales" means Gross Sales from operation of the Licensed Business, less sales taxes, returns, allowances and discounts.

4.3 Gross Sales.

"Gross Sales" means all of Licensee's direct and indirect sales of Products from the Licensed Business, including, but not limited to, sales arising out of referrals, contacts, or recommendations obtained through the operation of the Licensed Business.

V. OPERATIONAL OBLIGATIONS OF LICENSEE

5.1 Product Standards.

(a) The current written procedures and policies of Licensee which establish minimum standards of Product quality, including without limitation, the quality control procedures applicable to the Products in each product category listed on
Schedule 1 A ("Minimum Quality Standards"), are attached to this Agreement as
Schedule 5.1. Licensee shall immediately advise Sears of any changes in such Minimum Quality Standards. Without limiting Licensee's obligations under Section 5.10, Licensee shall maintain no less than such Minimum Quality Standards with respect to


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the Products. Sears may visit the Licensed Business area and any of the Approved
Manufacturers at any reasonable time during business hours for the purpose of verifying Licensee's compliance with the Minimum Quality Standards.

(b) Sears shall have the right, for the purpose of verifying compliance with the Minimum Quality Standards, at any reasonable time to audit the records of Licensee and any Approved Manufacturer, and to copy all such records that relate to compliance with the Minimum Quality Standards. In the event that such audit indicates non-compliance with the Minimum Quality Standards, Licensee shall reimburse Sears for the cost of such audit and Sears shall have, in addition, all remedies available to it under the terms of this Agreement.

5.2 Operation.

The operations and training manual used by Licensee in its business is described in Schedule 5.2 hereto ("Operations Manual"). Licensee shall use and comply with the provisions of the Operations Manual in connection with the Licensed Business, during the Term. Licensee shall also abide by all safety and security rules and regulations of Sears in effect from time to time.

5.3 Business Conduct.

Licensee shall also conduct its operations in an honest and ethical manner at all times. In dealing with Sears associates and Sears customers, Licensee shall adhere to the highest ethical standards, including those standards described in the "A Guide To Business Conduct For Sears Licensed Business Associates" as provided to Licensee and updated by Sears from time to time.

5.4 Hours of Operation.

The Licensed Business shall be kept open for business and operated during the same business hours that the Designated Sears Store is open for business.

5.5 Merchandise Inventory and Presentation.

Licensee shall maintain a stock of the Products as necessary to assure efficient operation of the Licensed Business. Licensee shall maintain merchandise presentation standards consistent with Sears own standards.

5.6 Merchantable Products.

Licensee shall offer through the Licensed Business only new and merchantable Products.

5.7 Pricing.

Sears shall have no right or power to establish or control the prices at which Licensee offers Products in the Licensed Business. Licensee retains such right and power, but Licensee shall participate in Sears national store-wide sales and/or merchandise price off events.

5.8 Discount Policy.

Licensee shall offer the Products authorized for sale under this Agreement to employees and retirees of Sears and their family members, to the extent such family members are eligible for Sears associate


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discounts, at a ten (10) % discount only if such purchases are paid for with cash, check or the Sears Card (as defined in Section 9.2) and only upon presentation of a valid Sears discount card. Licensee's employees who are employed exclusively to service the Licensed Business shall be entitled to receive a courtesy discount on purchases made at Sears stores in accordance with the Sears Courtesy Discount Guide (as it may be amended by Sears from time to time). Misuse of the Sears courtesy discount by any employee of Licensee could result in Sears requesting that Licensee remove that employee from the Licensed Business pursuant to Section 5.12 of this Agreement.

5.9 Customer Adjustment/Service.

Licensee shall at all times maintain a general policy of "Satisfaction Guaranteed" to customers and shall adjust all complaints of and controversies with customers arising out of the operation of the Licensed Business. In any case in which an adjustment is unsatisfactory to the customer, Sears shall have the right, at Licensee's expense, to make such further adjustment as Sears deems necessary under the circumstances, and any adjustment made by Sears shall be conclusive and binding upon Licensee. Sears may deduct the amounts of any such adjustments from the sales receipts held by Sears as described in Section 9.3. Licensee shall maintain files pertaining to customer complaints and their adjustment and make such files available to Sears. Licensee shall not use the services of a collection agency or undertake any legal proceeding against any customer without the prior written approval of the Licensing Manager.

5.10 Employee Standards.

Licensee shall employ all management and other personnel necessary for the efficient operation of the Licensed Business. The Licensed Business shall be operated solely by Licensee's employees, and not by independent contractors, sub-contractors, sub-licensees or by any other such arrangement.

5.11 Licensee's Employees.

Licensee has no authority to employ persons on behalf of Sears and no employees of Licensee shall be deemed to be employees or agents of Sears. Licensee has sole and exclusive control over its labor and employee relations policies, and its policies relating to wages, hours, working conditions, or conditions of its employees. Such policies shall reflect all applicable restrictions and requirements of this Agreement that pertain to Licensee's operations or the conduct of its personnel. Licensee has the sole and exclusive right to hire, transfer, suspend, lay off, recall, promote, assign, discipline, adjust grievances and discharge its employees, provided, however, that Sears may request at any time that Licensee remove from the Licensed Business any employee who is objectionable to Sears because of risk of harm or loss to the health, safety and/or security of Sears customers, employees or merchandise and/or whose manner impairs Sears customer relations. If Sears objects to any of Licensee's employees, and Licensee determines not to remove such employee, Sears may terminate any affected location by giving thirty (30) days notice to Licensee.

5.12 Employee Compensation.

Licensee shall pay in a timely manner and is solely responsible for so paying, for all salaries and other compensation of its employees and shall make all necessary salary deductions and withholdings from its employees' salaries and other compensation. Licensee shall pay in a timely manner, and is solely responsible for so paying any and all contributions, taxes and assessments and all other requirements


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of the Federal Social Security, Federal and state unemployment compensation and
Federal, state and local withholding of income tax laws on all salary and other compensation of its employees.

5.13 Compliance with Labor Laws.

Licensee shall comply with any other contract and all Federal, state and local laws, ordinances, rules and regulations regarding its employees, including, but not limited to, Federal or state laws or regulations regarding minimum compensation, overtime and equal opportunities for employment. Without limiting the foregoing, Licensee shall comply with the terms of the Federal Civil Rights Acts, Age Discrimination in Employment Act, Occupational Safety and Health Act, the Federal Fair Labor Standards Act, and the Americans with Disabilities Act, whether or not Licensee may otherwise be exempt from such acts because of its size or the nature of its business or for any other reason whatsoever.

5.14 Compliance with Law.

Licensee shall, at its expense, obtain all permits and licenses which may be required under any applicable Federal, state, or local law, ordinance, rule or regulation by virtue of any act performed in connection with the operation of the Licensed Business. Licensee shall comply fully with all applicable Federal, state and local laws, ordinances, rules and regulations, including, but not limited to, all rules and regulations of the Federal Trade Commission and the Food and Drug Administration. In addition, Licensee represents and warrants that Licensee and all of its suppliers, subcontractors and agents involved in the production or delivery of the Products to be sold in connection with the Licensed Business shall strictly adhere to all applicable laws, regulations, and prohibitions of the United States and all country(ies) in which such Products are produced or delivered with respect to the operation of their production facilities and their other businesses and labor practices, including without limitation, laws, regulations and prohibitions governing the working conditions, wages and minimum age of the work force. Licensee further represents and warrants that such merchandise shall not be produced or manufactured, in whole or in part, by convict or forced labor.

5.15 Payment of Obligations.

Licensee shall, at its expense, pay and discharge all license fees, business, use, sales, gross receipts, income, property or other applicable taxes or assessments which may be charged or levied by reason of any act performed in connection with the operation of the Licensed Business, excluding, however, all taxes and assessments applicable to Sears income from Sears Fees or applicable to Sears property. Licensee shall promptly pay all its obligations, including those for labor and material, and shall not allow any liens to attach to any Sears or customer's property as a result of Licensee's failure to pay such obligations.

5.16 Licensee's Obligations.

Licensee shall not make purchases or incur any obligation or expense of any kind in the name of Sears. Prior to any purchases involving the Licensed Business, Licensee shall inform its vendors that Sears in not responsible for any obligations incurred by Licensee.

5.17 Liens.

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Licensee shall not allow any liens, claims or encumbrances to attach against any of the Designated Sears Stores. In the event any lien, claim or encumbrance so attaches or is threatened, Licensee shall immediately take all necessary action to cause such lien, claim or encumbrance to be satisfied and released, or Sears may either terminate this Agreement or charge Licensee or withhold from the sales receipts retained under Section 9.3 all expenses, including attorneys' fees, incurred by Sears in removing and/or resolving such liens or claims.

5.18 Licensee Audit Program.

Licensee, at its expense, shall develop and implement a program to conduct internal audits of the Licensed Business to verify accuracy of sales and Sears Fees and shall provide to Sears the results of any and all such audits.

5.19 Manufacturers.

Sears acknowledges that Licensee is not the manufacturer of the Products and agrees that Licensee will engage independent parties to manufacture, label and package the Products; provided that such independent parties: (a) are either listed on Schedule 5.20 hereto or otherwise have been approved by Sears ("Approved Manufacturers)") and (b) have agreed in writing to all terms and conditions in this Agreement applicable to their performance including without limitation the Minimum Quality Standards and the provisions of Section 5.15. Licensee represents and guarantees that any such Approved Manufacturers so engaged will comply with all of the terms and conditions of this Agreement applicable to its performance including, without limitation, the Minimum Quality Standards and will perform periodic monitoring of compliance with this Agreement by Approved Manufacturers. Notwithstanding the performance or failure to perform by any Approved Manufacturer, Licensee shall remain fully responsible for the performance of its obligations under this Agreement.

5.20 FDA Guaranty.

In addition to, and not as a limitation on the other provisions of this Agreement, Licensee represents and guarantees as follows with respect to any Product that is subject to regulation by the U.S. Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Section 301 et seq. ("Act"). The article comprising each shipment or other delivery of the Products made by, or on the behalf of, Licensee pursuant to this Agreement is hereby guaranteed by Licensee not to be adulterated or misbranded within the meaning of the Act, or within the meaning of any similar state or local law, and not to be an article that under the provisions of Sections 404, 505 or 512 of the Act, or under the provisions of any similar state or local law may not, be introduced into interstate or intrastate commerce.

VI. LICENSED BUSINESS AREA

6.1 Block Plan.

For Designated Sears Stores listed on Schedule 1 B, Sears shall submit to Licensee a diagram showing the defined area of space to be provided by Sears for the operation of the Licensed Business ("Block Plan") in Designated Sears Stores. Licensee shall be solely responsible for providing final plans for the Licensed Business area, and Licensee shall authorize Sears to prepare the final blueprint plans and all costs and expenses related to such plans, including, but not limited to, blueprints, shall


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be borne by Licensee. Any improvements and installations made by Sears shall be made to Sears specifications for its own departments selling comparable merchandise. All improvements or installations which vary from Sears standard specifications shall be at Licensee's sole expense.

6.2 Improvements.

All permanent improvements to the Licensed Business area shall become the property of Sears at the expiration or termination of this Agreement. At the expiration or termination of this Agreement, or if Licensee vacates or abandons the Licensed Business, Licensee shall convey to Sears, without charge, good title to such improvements free from any and all liens, charges, encumbrances and rights of third parties.

6.3 Commencement of Operations.

If the Licensed Business is not fully operational at any Designated Sears Store within thirty (30) days after Sears has made the Licensed Business area ready for Licensee, Sears may, at Sears sole option, terminate this Agreement and have no further obligation to Licensee, and Licensee shall reimburse Sears within ten
(10) days after receipt of an invoice, for Sears' cost, of constructing the Licensed Business area and of restoring such space back to its condition immediately prior to the commencement of such construction.

6.4 Condition of Licensed Business Area.

Licensee shall, at its expense, keep the Licensed Business area in a thoroughly clean and neat condition and shall maintain Licensee's Equipment (as defined in Section 8.1 in good order and repair. Sears shall provide routine janitorial service in the Licensed Business area, consistent with the janitorial services regularly performed in the Designated Sears Store.

6.5 Changes of Location/Remodeling.

Sears shall have the right, in its sole discretion, to change the location, dimensions and amount of area of the Licensed Business from time to time during the Term of this Agreement in accordance with Sears judgment as to what arrangements shall be most satisfactory for the general good of the Designated Sears Store(s). In the event Sears decides to change the location of the Licensed Business, Sears shall move Licensee's Equipment to the new location and prepare the new space for occupancy by Licensee and the expense shall be allocated between the parties as described on Schedule 6.1 hereto. If a change in location is requested or initiated by Licensee, then Licensee shall bear all expense involved in moving Licensee's Equipment and the expense for preparing the new space for occupancy by Licensee shall be allocated between the parties as described on Schedule 6.1.

Licensee shall at its sole expense remodel the Licensed Business area every five
(5) years or at the same time Sears remodels the Designated Sears Store and the expense of such remodel shall be divided between the parties as described on
Exhibit 6.1.

If Licensee agrees that a Licensed Business area should be remodeled and subsequently terminates or abandons the Licensed Business area prior to the date Sears has made such area ready for occupancy by Licensee, Licensee shall reimburse Sears for all Sears' costs incurred in planning, preparing, constructing and improving the Licensed Business area, including the cost to restore such area to its condition immediately prior to the commencement of construction.

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6.6 Store Inventory.

Sears may, solely at Sears discretion, close any Designated Sears Store at any time to take a physical inventory of Sears property. Licensee waives any claim it may have against Sears for damages resulting from such closing.

6.7 Electric/HVAC.

Sears shall furnish, at reasonable hours, and except as otherwise provided, without expense to Licensee, reasonable amounts of heat, light, air conditioning and electric power for the operation of the Licensed Business, except when prevented by strikes, accidents, breakdowns, improvements and repairs to the heating, lighting and electric power systems or other causes beyond the control of Sears. Sears shall not be liable for any injury or damage, whatsoever which may arise by reason of Sears failure to furnish such heat, light, air conditioning and electric power, regardless of the cause of such failure. All claims for such injury or damage are expressly waived by Licensee.

6.8 Telephone Service.

Sears shall provide a single Direct Inward Dial number for the Licensed Business location(s) and Sears shall bear the cost of outbound local and toll-free calls and compatible phone hardware for Licensee. Sears shall pay the entire cost of the installation of the telephone equipment necessary to provide such service. If Licensee requires additional phone lines to be installed in the Licensed Business location(s), Licensee shall arrange with the appropriate telephone company for such installation and all installation costs and monthly service associated with any such additional phone lines are to be paid by Licensee. Licensee shall arrange with the appropriate telephone company for direct billing to Licensee of all long distance calls made in the Licensed Business location(s).

6.9 Telephone Numbers.

All telephone numbers used in connection with the Licensed Business shall be separate from phone numbers used by Licensee in its other business operations and such numbers shall be deemed to be the property of Sears. Upon expiration or termination of this Agreement, Licensee shall immediately cease to use such numbers and shall transfer such numbers to Sears or to any party Sears designates, and Licensee shall immediately notify the telephone company of any such transfer.

6.10 Yellow/White Page Listings.

All white and yellow page telephone listings for the Licensed Business shall be subject to Sears' approval prior to placement; provided, however, that approval is not required for listings consisting only of the Licensed Business Name and its address at the Designated Sears Store. Sears may, at its sole option, require that any telephone number listed in any telephone directory using any Mark be billed through a Sears store or office.

6.11 Access to Licensed Business Area.

Licensee shall have access to the Licensed Business area at all times that the Designated Sears Store is open to customers for business and at all other times as the appropriate Store General Manager approves. Sears shall be furnished with keys to the Licensed Business area and shall have access to the Licensed Business area at all times.

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
6.12 Effect of Store Leases.

If any Designated Sears Store is leased to Sears or is the subject of an easement agreement, this Agreement shall be subject to all of the terms, agreements and conditions contained in such lease or easement agreement. In the event of the termination of any such lease by expiration of time or otherwise, this Agreement shall immediately terminate with respect to affected Licensed Business locations.

6.13 Waiver of Premises Liability.

Licensee waives any and all claims it may have against Sears and any other person or entity operating a Designated Sears Store for damage to Licensee, for the safekeeping or safe delivery or damage to any property whatsoever of Licensee or of any customer of Licensee in or about the Licensed Business area, because of the actual or alleged negligence, act or omission of any tenant, licensee or occupant of the premises at which the Licensed Business is located; or because of any damage caused by any casualty from any cause whatsoever, including, but not limited to, fire, water, snow, steam, gas or odors in or from any Designated Sears Store or its premises, or because of the leaking of any plumbing, or because of any accident or event which may occur in any Designated Sears Store or on its premises; or because of the actual or alleged acts or omissions of any janitors or other persons in or about any Designated Sears Store or on its premises or from any other such cause whatsoever; except for damage caused by Sears or such other operating entity's gross negligence.

VII. ADVERTISING

7.1 Advertising.

Licensee shall prepare an annual advertising program based on a minimum media advertising expenditure budget of [*****] percent ([***] %) of the annual Net Sales planned by Licensee and which has been approved by Sears, for the Licensed Business. Licensee shall at all times adhere to Sears Licensed Business Marketing Manual as provided to Licensee, as it may be updated from time to time ("Marketing Manual"). Prior to use in connection with the Licensed Business, Licensee shall submit to Sears Marketing Manager, Licensed Businesses, or his designee, (a) all signs and advertising copy (including, but not limited to, sales brochures, telemarketing scripts, newspaper advertisements, radio and television commercials), and (b) all sales promotional plans and devices. Licensee shall not use any such advertising material or sales promotional plan or device without the prior written approval of Sears Marketing Manager. Sears has the right, in its sole discretion, to disapprove or require modification of any and all such advertising forms and other materials. Licensee shall not engage in any Internet advertising or commerce under the Licensed Business Name or any other Mark, without the prior written consent of Sears. Sears shall have the right to audit Licensee's advertising materials and practices to determine Licensee's compliance with this Agreement, including but not limited to compliance with all laws.

7.2 Publicity.

Licensee shall not issue any publicity or press release regarding its contractual relations with Sears or regarding the Licensed Business. Licensee shall refrain from making any reference to this Agreement, the Licensed Business or Sears in any prospectus, annual report or other filing required by Federal or state law, or in the solicitation of business, without obtaining Sears prior written approval of such action from the Licensing Manager and from a Sears Public Relations Manager designated by the

Licensing Manager. Licensee shall at all times adhere to Sears written policies regarding interaction with the media as contained in the Marketing Manual.

7.3 Forms.

At Sears' request at any time Sears may obtain copies of any or all customer contract forms, guarantee certificates or other forms and materials. Licensee shall modify such forms within thirty (30) days after receiving Sears' written request for such modifications.

VIII. LICENSED BUSINESS EQUIPMENT

8.1 Licensee's Equipment.

Entirely at its own expense, Licensee shall install furniture, fixtures and equipment as necessary for the efficient operation of the Licensed Business ("Licensee's Equipment"). Licensee's Equipment, and its size, design and location, shall at all times be subject to Sears approval.

8.2 POS Terminal.

At its expense, Sears shall furnish a point of sale terminal ("POS Terminal") for use in the Licensed Business. Such POS Terminal shall be of a size and design satisfactory to Sears, and shall at all times be and remain the property of Sears. Such POS Terminal shall be comparable to those used by Sears in its own merchandise departments, and shall have the capability of processing Sears Card and any other credit cards Sears may accept from time to time. Licensee shall immediately return such POS Terminal to Sears upon demand. Sears shall have the right to take possession of the POS Terminal at any time without giving prior notice to Licensee.

8.3 Sears Security Interest.

Licensee grants and gives to Sears a first priority security interest in and lien upon all of Licensee's Equipment, now owned or hereafter acquired and all of its property located in the Licensed Business area, as security for any and all payments to be made by Licensee to Sears, and for the due performance of this Agreement. Sears may, upon default of Licensee in any of its obligations under this Agreement, with or without notice, take possession of the Licensed Business area and of Licensee's Equipment and all other property in the Licensed Business area; exclude Licensee from such area; at Licensee's expense, remove from Sears premises Licensee's Equipment; and purchase or sell such of Licensee's Equipment or other property in the Licensed Business area as may be necessary in order to pay Sears all amounts due or to become due Sears from Licensee and to remedy all defaults of Licensee under this Agreement. Licensee shall execute any documents requested by Sears in order to confirm or perfect Sears' security interest in Licensee's Equipment.

IX. TRANSACTIONS AND SETTLEMENT

9.1 Checks.

All checks that Licensee accepts from customers shall be made payable to "Sears" or "Sears, Roebuck and Co.". Licensee shall make certain that all checks are filled out correctly and are processed and approved through the POS Terminal in accordance with Sears policies and procedures in effect from time to time. Sears shall guarantee the acceptance of all checks that are processed and approved through the POS Terminal. Licensee shall reimburse Sears for the face value any check accepted by

Licensee which is not processed and approved through the POS Terminal and is not paid upon presentment ("Dishonored Check"). Dishonored Checks shall not be returned to Licensee, and Licensee shall not be permitted to collector initiate collection proceedings on such Dishonored Checks or to recover any merchandise with a Dishonored Check. Sears is entitled to any Sears Fee which may be lost as a result of Licensee's failure to properly process and receive approval for checks. A check on which a Licensed Business customer stops payment due to a customer satisfaction issue shall not be deemed a Dishonored Check for purposes of this Section, and Licensee shall reimburse Sears for the face amount of such checks, but Licensee shall resolve the customer satisfaction issues in accordance with Section 5.10 above, and Licensee may collect any amounts due from the customer through any method of payment otherwise authorized under this Agreement.

9.2 Credit Sales.

Subject to the terms and conditions outlined in Schedule 9.2 hereto (the "Credit Card Conditions"), Licensee shall accept the SearsCharge card (the "Sears Card") issued by Sears National Bank for payment for goods and services authorized to be sold by Licensee under this Agreement ("Authorized Services"). Licensee shall also accept such third party credit cards as Sears may designate from time to time ("Third Party Credit Cards"). The Sears Card and the Third Party Credit Cards are referred to collectively herein as the "Credit Cards". Licensee shall not attempt to suppress or discriminate against use of any Credit Card by any person whose name is on the Credit Card or any other authorized user of such Credit Card (collectively, the "Cardholder"). Licensee shall accept the Credit Cards at all Licensed Business locations in the United States for the purchase of Authorized Services, provided that the Credit Card transactions resulting from acceptance of each Credit Card must be in United States dollars. All Credit Card transactions shall be submitted to Sears, and not to the issuing bank (the "Issuer"), for settlement. Each Issuer shall process such transactions as if Sears had engaged in such transactions itself. Sears shall pay all sums due Licensee on each sale of Authorized Services made by Licensee to a Cardholder that is charged to a Credit Card account (a "Credit Card Sale"). Payment or settlement by the Issuer with Sears for each Credit Card Sale shall be deemed to be settlement by the Issuer with Licensee, and the Issuer shall have no further obligation with respect to Licensee, whose sole recourse shall be to Sears. All losses sustained by Sears as a result of non-payment on a Credit Card account shall be borne by Sears, provided that Licensee has complied with the Credit Card Conditions. Except for non-payment of a Credit Card account, Sears shall have no liability whatsoever to Licensee for Sears' failure to properly accept or reject a customer's charge.

Licensee may not distribute or solicit any customer applications for any Third Party Credit Cards in or through the Licensed Business. Licensee shall not accept payment from customers under any other credit or financing plan without the prior written consent of the Licensing Manager.

9.3 Sales Receipts.

At the close of each business day, Licensee shall submit an accounting of the Gross Sales and the returns, allowances and customer adjustments made during such day by Licensee to the HUB office at the Designated Sears Store, together with the gross amount, in cash, of all cash sales, and all credit sales documents for transactions completed that day. Sears may retain out of such receipts the proper amount of the Sears Fees payable under this Agreement together with any other sums due Sears from Licensee. Any remaining balance shall be payable to Licensee at the regular settlement described in Section 9.4.

9.4 Settlement.

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
A settlement between the parties shall be made at the end of each Sears fiscal month for all Licensed Business transactions during such period, in accordance with Sears customary accounting procedures. Advances against the settlement shall be made in accordance with Sears customary accounting procedures. Such advances shall be deducted and reconciled in the next regular settlement.

Licensee shall reimburse Sears at each settlement for all invoiced expenses, including any advertising expense, that were incurred by Sears at Licensee's request, and are outstanding at the time of such settlement. If Sears is not reimbursed at such settlement, then Sears shall have the right, but not the obligation, to retain out of Licensee's sales receipts the amount of such expenses with interest, if any, due Sears.

9.5 Reports.

If requested by Sears, Licensee shall provide to Sears reports, in the manner and form prescribed by Sears, of sales by the Licensed Business and Sears Fees paid, together with any other information Sears may reasonably require. If requested by Sears, Licensee shall promptly submit its financial report to Sears after the close of Licensee's fiscal year. Such report shall be audited by a certified public accountant. Such report shall include, but shall not be limited to, Licensee's profit and loss statement for such fiscal year and balance sheet at the end of such fiscal year, and shall be prepared in accordance with generally accepted accounting principles. If Licensee is a publicly held corporation, this requirement may be fulfilled by submission of Licensee's Annual Report or Form 10-K. Sears shall not disclose to any third parties any such information which is not available to the public without Licensee's prior consent.

9.6 Audit Rights.

Licensee shall keep and maintain, in accordance with generally accepted accounting principles, books and records which accurately reflect the Gross Sales and Net Sales of the Licensed Business, the expenses that Licensee incurs in performing under this Agreement and payment of Sears Fees. Sears shall have the right at any reasonable time to review and audit such books and records.

9.7 Underreporting.

If an audit reveals that Gross Sales were under-reported by more than five percent (5%) of the total Gross Sales reported by Licensee, then Licensee shall reimburse Sears for all costs incurred in performing such audit, and Licensee shall, at its option:

(a) pay (i) Sears Fees on all estimated unreported Gross Sales for each year, as calculated by annualizing the rate by which Gross Sales were under-reported in the audit sample and (ii) an administrative fee which shall be calculated by multiplying the annualized underpaid Sears Fees by the percent of under-reported Gross Sales; or

(b) pay (i) for a complete audit by Sears or its designee of Licensee's books and records relating to Gross Sales for the audit sample year and any other years under this

Agreement, (ii) Sears Fees on all actual unreported Gross Sales as revealed through such audit and (iii) an administrative fee for each year audited, which will be calculated by multiplying the amount of unpaid Sears Fees for such year by the percentage by which Gross Sales were underreported in such year.

If an audit reveals under-reported Gross Sales, Licensee's sales shall be subject to another audit (at Licensee's expense) approximately one year after the initial audit. If the subsequent audit reveals that Gross Sales were under-reported by more than five percent (5%) of reported Gross Sales, Licensee shall pay Sears Fees on such Gross Sales as per the above except that, due to the increased expenses incurred by Sears in heightened review of Licensee's future sales reports, the administrative fee shall be doubled.

If an audit reveals that Gross Sales were under-reported by five percent (5%) or less of reported Gross Sales, Licensee shall pay the Sears Fees due on all unreported Gross Sales. Further, Sears may also collect from Licensee interest on all unpaid Sears Fees for the period from the close of the year in which the corresponding sales were made until the date of payment of such Sears Fees. Interest shall be at the rate of prime (as published in the Wall Street Journal as of the date of the completion of the audit) plus one percent (1%).

9.8 Rights of Recoupment and Setoff.

Sears shall have the right to reduce, withhold or setoff against any payment due Licensee hereunder any liability or obligation that Licensee may have to Sears. Any Licensee liabilities or obligations which remain outstanding after any exercise of Sears right of setoff shall be paid by Licensee promptly upon demand by Sears. This Section 9.8 shall survive the expiration or termination of this Agreement.

X. PROPRIETARY INFORMATION.

10.1 Sears Proprietary Information.

The following types of information, whether conveyed in oral, written, visual, electronic, or other form, constitute "Sears Proprietary Information":

(a) Mailing lists, credit files and other data compiled by Sears and made available to Licensee and any other information not generally available to the public that is disclosed to Licensee by Sears under circumstances reasonably indicating its confidential nature and/or which is identified as "confidential" or "proprietary" at the time of first disclosure by Sears;

(b) Information about Sears, its customers, business methods, operations, planning, strategies, analysis and/or policies that is not generally available to the public but becomes known to Licensee through Licensee's operation of the Licensed Business or Licensee's relationship with Sears, including but not limited to lists of customers of the Licensed Business; and

(c) all information collected or compiled from or about customers of the Licensed Business through direct or indirect use of such customer lists or any data derived from such lists (including their names, addresses, phone numbers, e-mail addresses, account numbers, demographic, financial transaction information and personal preference and shopping habit information and telephone numbers) (collectively, "Customer Information"); and

(d) The terms and conditions of this Agreement.

All Sears Proprietary Information is the sole and exclusive property of Sears, as between the parties to this Agreement. Licensee shall claim no right, title or interest in any Sears Proprietary Information. Nothing in this Agreement shall be construed to bar Sears from preventing any misappropriation of any Sears Proprietary Information, including by Licensee.

10.2 Licensee Proprietary Information.

The following types of information, whether conveyed in oral, written, visual, electronic, or other form, constitute "Licensee Proprietary Information":

(a) Information not generally available to the public that is disclosed to Sears by Licensee under circumstances reasonably indicating its confidential nature and/or which is identified as "confidential" or "proprietary" at the time of first disclosure by Licensee; and

(b) Information about Licensee and its business methods, operations, planning, strategies, analysis and policies that is not generally available to the public but becomes known to Sears through Sears' relationship with Licensee.

All Licensee Proprietary Information is the sole property of Licensee, as between the parties to this Agreement. Sears shall claim no right, title or interest in any Licensee Proprietary Information. Nothing in this Agreement shall be construed to bar Licensee from preventing any misappropriation of any Licensee Proprietary Information, including by Sears.

10.3 Confidential Treatment and Use Restrictions.

Sears Proprietary Information and Licensee Proprietary Information are referred to jointly and severally in this Agreement as "Proprietary Information". The Proprietary Information of each party shall be held in utmost confidence by the other party (the "Receiving Party") and shall not be disclosed to any third party. Such Proprietary Information may be disclosed only to the employees, directors, officers, agents and/or professional advisers (collectively, "Representatives") of the Receiving Party who have a need to know such Proprietary Information for performing their duties in connection with this Agreement. The Receiving Party shall use and reproduce such Proprietary Information only as necessary for performing its obligations under this Agreement. Notwithstanding the foregoing, no Proprietary Information shall be subject to confidential treatment if it: (a) is known by the Receiving Party, prior to the first disclosure by the Disclosing Party, without any obligation to hold it in confidence; (b) is or becomes available to the public without breach of this Section X; or (c) is independently developed by the Receiving Party without use of the Disclosing Party's Proprietary Information. If, in the reasonable opinion of its legal counsel, a Receiving Party is required to disclose any Proprietary Information of the other party in response to a valid subpoena or order of a court or other government agency of competent jurisdiction or other valid legal process, the Receiving Party shall notify the other party in writing a reasonable time prior to each disclosure and shall use reasonable efforts to cooperate with such party to enable it to obtain an appropriate protective order or other restrictions on disclosure.

10.4 Confidential Personal Information.

Licensee agrees that all information about Sears' or its Affiliates' individual customers provided by Sears or its Affiliates to Licensee, including names, addresses, telephone numbers, account numbers, customer lists, and demographic, financial and transaction information, and all Customer Information

(collectively, "Confidential Personal Information"), shall be deemed confidential. This Section 10.4 shall not apply to information independently developed by Licensee, without the use of Confidential Personal Information, provided that Licensee is not using such information on Sears or its Affiliates behalf. In the event information may be deemed to be both Sears Proprietary Information and Confidential Personal Information, the provisions of Section
10.4 shall control.

(a) Treatment of Confidential Personal Information. Licensee shall use Confidential Personal Information only as necessary to perform the services and its other obligations under this Agreement. To the extent Licensee is required to maintain Confidential Personal Information for purposes of operating the License Business in accordance with the terms of this Agreement, Licensee shall maintain Confidential Personal Information in a manner that enables Licensee, and/or Sears to identify and extract separately: (i) the Confidential Personal Information without extracting or otherwise affecting any third party customer information; and (ii) any third party customer information without extracting or otherwise affecting the Confidential Personal Information. Licensee shall restrict disclosure of Confidential Personal Information to its personnel who have a need to know such information to perform the services and who have first agreed to be bound by the terms of this Section 10.4. Licensee shall require its personnel to execute a document stating such agreement. Licensee is liable for any unauthorized disclosure or use of Confidential Personal Information by any of its personnel.

(b) Licensee shall not disclose the Confidential Personal Information to any third party, including an affiliate of Licensee or a permitted subcontractor, without prior written consent of Sears and the written agreement of such third party to be bound by the terms of Section 10.4. Unless otherwise prohibited by law, Licensee shall (i) immediately notify Sears of any legal process served on Licensee for the purpose of obtaining Confidential Personal Information and (ii) permit Sears or its Affiliates adequate time to exercise its legal options to prohibit or limit such disclosure.

(c) Licensee shall establish and maintain written policies and procedures designed to ensure the confidentiality of the Confidential Personal Information. Copies of such policies and procedures shall be provided to Sears upon Sears' request.

(d) Within ten (10) calendar days following termination of this Agreement or ten
(10) calendar days following the completion of a project for which the Confidential Personal Information has been provided, whichever first occurs, Licensee shall, at Sears' discretion, (i) return the Confidential Personal Information to Sears or (ii) certify in writing to Sears that such Confidential Personal Information has been destroyed in such a manner that it cannot be retrieved.

(e) Licensee shall notify Sears promptly upon the discovery of the loss, unauthorized disclosure or unauthorized use of the Confidential Personal Information and shall indemnify and hold Sears and its Affiliates harmless in accordance with Article XII.

(f) Licensee shall permit Sears to audit Licensee's compliance with the provisions of Section 10.4 at any time during Licensee's regular business hours.

(g) A breach of Section 10.4 shall be grounds for immediate termination of this Agreement in accordance with Section 14.2.

10.5 Equitable Remedies.

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
Each party acknowledges that there is no adequate remedy at law for the other party's violation of this Section X and, in the event of a breach of this
Section X, preliminary or permanent injunctive relief would be appropriate.

10.6 Survival.

The provisions of this Section X shall survive any expiration or termination of this Agreement.

XI. RELATIONSHIP OF PARTIES.

Licensee is an independent contractor. Nothing contained in or done pursuant to this Agreement shall be construed as creating a partnership, agency or joint venture; and neither party shall become bound by any representation, act or omission of the other party. Licensee shall not file suit using Sears name.

XII. DEFENSE AND INDEMNITY

12.1 Defense.

Licensee shall defend, at its own expense, all allegations asserted by any third party in any claim, action, lawsuit or proceeding (even though such allegations may be false, fraudulent or groundless) against Sears, its affiliates and subsidiaries and/or their respective directors, officers, employees, agents and independent contractors (collectively, the "Indemnified Parties") arising out of any of the following (collectively, the "Claims"), whether actual or alleged and whether or not Licensee's indemnity obligations under Section 12.2 apply:

(a) personal injury or death of any person, damage to any property or any other damage or loss alleged to result from the operation of the Licensed Business, including but not limited to goods or services offered or sold through the Licensed Business; equipment, vehicles or supplies used in the Licensed Business; lack of repair or defects in or about the Licensed Business area or in any of Licensee's equipment or furnishings;

(b) infringement or misappropriation of any patent or claim of patent, copyright, trademark, service mark, trade name, trade dress, trade secret, right of publicity or other proprietary right used in connection with the Licensed Business or otherwise used by Licensee (including allegations relating to the Licensee Marks but excluding allegations relating to the Marks);

(c) advertising and/or trade practices done in connection with the Licensed Business, or otherwise engaged in by Licensee, including but not limited to claims of false advertising, consumer deception, fraud and unfair competition;

(d) relations between Licensee and any of Licensee's employees, agents or subcontractors and/or any customer of the Licensed Business, including but not limited to claims of wrongful termination, discrimination, harassment and refusal of benefits or services, and/or any allegations of employment or co-employment relationships involving Sears;

(e) Licensee's breach of any of its obligations undertaken or warranties made in this Agreement; and/or

(f) the omission or commission of any act, lawful or unlawful, by Licensee, its affiliates and subsidiaries and/or their respective directors, officers, employees, agents or independent contractors, whether or not such act is within the scope of the authority or employment of such persons.

Licensee shall use counsel satisfactory to Sears in the defense of all Claims. Sears may, at its election, take control of the defense and investigation of any Claims and may employ and engage attorneys of its own choice to manage and defend such Claims, at Licensee's risk and expense, provided that Sears and its counsel shall proceed with diligence and good faith with respect thereto. If Licensee negotiates a settlement of any such Claim, such settlement shall be subject to Sears' prior written approval, which shall not be unreasonably withheld.

12.2 Indemnity.

Licensee shall hold harmless and indemnify the Indemnified Parties from and against any and all claims, demands, actions, lawsuits, proceedings, liabilities, losses, costs and expenses (including but not limited to fees and disbursements of counsel incurred by an Indemnified Party in connection with any Claim(s)). The provisions of this Section 12.2 shall not apply to the extent any injury or damage is determined to have been caused solely by Sears' negligence or willful misconduct.

12.3 Survival.

The provisions of this Section XII shall survive the expiration or termination of this Agreement.

XIII. INSURANCE

13.1 Types of Insurance.

Licensee shall, at its own expense, obtain and maintain the following insurance:

(a) Commercial General Liability, with coverage including, but not limited to, premises/operations, contractual, personal and advertising injury, and products/completed operations liabilities, with limits of at least $3,000,000 per occurrence and $10,000,000 aggregate Limit for bodily injury and property damage combined. Sears shall be named as an additional insured. Limits of liability requirements may be satisfied by a combination of Commercial General Liability and Umbrella Excess Liability policies.

(b) Automobile Liability insurance for owned, non-owned and hired vehicles, with limits of at least $500,000 per occurrence for bodily injury and property damage combined. If no vehicles are owned or leased, the Commercial General Liability insurance shall be extended to provide insurance for non-owned and hired automobiles. Limits of liability requirements may be satisfied by a combination of Automobile Liability and Umbrella Excess Liability policies.

(c) Workers' Compensation insurance, including coverage for all costs, benefits, and liabilities under Workers' Compensation and similar laws which may accrue in favor of any person employed by Licensee, for all states in which the project is located, and Employer's Liability insurance with limits of liability of at least $100,000 per accident or disease and $500,000 aggregate by disease. Such insurance shall contain a waiver of subrogation in favor of Sears. Licensee warrants that its subcontractors will maintain Workers' Compensation and Employer's Liability insurance.

(d) All Risk property insurance on all buildings, building improvements and supplies on the premises, including those perils generally covered in a "Cause of Loss-Special Form", including fire, extended coverage, windstorm, vandalism, malicious mischief, sprinkler leakage, water damage, accidental collapse, flood, and earthquake, in an amount equal to at least 90% of the full replacement cost, with a coverage extension for increased cost of construction, including a waiver of subrogation in favor of Sears.

(e) Fidelity Bond covering employee dishonesty in the amount of $50,000 per loss.

(f) Errors and Omissions or Professional Liability insurance covering injury or damage arising out of the rendering or failure to render professional services with limits of at least $1,000,000 per claim.

(g) Insurance shall be purchased from companies having a rating of A-/VII or better in the current Best's Insurance Reports published by A.M. Best Company.

13.2 No Cancellation Without Notice.

Licensee's policies of insurance shall expressly provide that they may not be canceled or materially changed without at least thirty (30) days' prior written notice to Insurance Data Services, P.O. Box 12010, 151 N. Lyon Ave., Hemet, CA 92546, or other address of which Licensee is notified by Sears.

13.3 Certificates.

Licensee shall furnish Sears with certificates of insurance or, at Sears request, copies of policies, prior to execution of this Agreement and upon each policy renewal during the Term of this Agreement. If Licensee does not provide Sears with such certificates of insurance or, in Sears opinion, such policies do not afford adequate protection for Sears, Sears shall so advise Licensee, and if Licensee does not furnish evidence of acceptable coverage within five (5) days, Sears shall have the right to immediately terminate this Agreement upon written notice to Licensee.

13.4 Expiration/Non-Renewal.

If Licensee's policies of insurance expire or are canceled during the Term of this Agreement or are materially modified, Licensee shall promptly notify Sears of such expiration, cancellation or material modification. If such policies of insurance are materially modified such that, in Sears opinion, such policies do not afford adequate protection to Sears, Sears shall so advise Licensee. If Licensee does not furnish evidence of acceptable replacement coverage within five (5) days after the expiration or cancellation of coverage or the notification from Sears that modified policies are not sufficient, Sears shall have the right, at its option, to immediately terminate this Agreement upon written notice to Licensee.

13.5 No Waiver.

Any approval by Sears of any of Licensee's insurance coverage shall not relieve Licensee of any responsibility under this Agreement, including but not limited to liability for claims in excess of described limits or liabilities and any costs or injuries not covered by such insurance.

XIV. TERMINATION

14.1 Mutual Right of Termination.

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
(a) Either party may terminate this Agreement, or any Licensed Business location at a Designated Sears Store, without cause, without penalty, and without liability for any damages as a result of such termination, at any time hereafter by giving the other party at least ninety (90) days' prior written notice. The notice shall specify the termination date.

(b) In the event that Sears terminates this Agreement or any Licensed Business location at a Designated Sears Store pursuant to this Section or pursuant to
Section 14.4, Sears shall, in the event that the Licensee's Equipment is not used at a new Licensed Business location, utilized by Licensee for some other function or sold by Licensee, at Licensee's request pay to Licensee the unamortized cost of Licensees Equipment in such terminated locations, using a five year straight line method of amortization.

(c) In the event Licensee terminates this Agreement or any Licensed Business location at a Designated Sears Store pursuant to this Section 14.1, the Licensee shall, at Sears request pay to Sears the amount of $6.00 per square foot per terminated location to help defray the reconstruction expenses incurred as a result of Licensee's withdrawal from the terminated locations; and the unamortized cost incurred by Sears to build out the Licensee Business Area for such Designated Store Locations using a five year straight link method of amortization.

14.2 Termination by Sears on Notice.

Sears may terminate this Agreement effective upon delivery of written notice of termination to Licensee upon the occurrence of any of the following (each a "default"):

(a) Licensee abandons or fails to actively operate the License Business or fails to commence operation of the Licensed Business as required in Section 6.3 of this Agreement;

(b) there is a Change in Control (as defined in Section 15.1 below) with respect to Licensee to which Sears has not consented;

(c) Licensee or any director or officer of Licensee is convicted of or pleads no contest to a felony, or engages in any conduct that is likely to adversely affect the reputation of Licensee, the Licensed Business or Sears;

(d) Licensee makes any unauthorized use, duplication or disclosure of Confidential Information or Customer Information; .

(e) Licensee fails to secure and maintain appropriate insurance coverage as set forth in Section XIII;

(f) Licensee materially misuses or makes an unauthorized use of any Mark.

14.3 Termination by Sears After Opportunity to Cure.

Sears may terminate this Agreement immediately upon giving notice to Licensee if
Licensee:

(a) fails to make payment of any Sears Fees or any other amounts due Sears, and does not correct such failure within ten (10) days after written notice of such failure is delivered to Licensee; or

(b) fails to comply with any other provision of this Agreement including without limitation, failure to meet the Minimum Quality Standards or any mandatory specification, standard or operating procedures as prescribed by Sears and does not correct such failure within thirty (30) days after written notice of such failure to comply is delivered to Licensee.

14.4 Termination of Agreement by Sears Without Further Notice.

This Agreement shall terminate without further action by Sears or notice to Licensee if (a) a petition is filed either by or against Licensee in any bankruptcy or insolvency proceeding; (b) Licensee shall fail to consent to in a timely and appropriate manner, shall consent to, or there shall occur, the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Licensee or of any substantial part of such Licensee's assets; (c) Licensee shall make an assignment for the benefit of creditors; (d) Licensee shall take any corporate action in furtherance of any of the events described in the foregoing subsections (a), (b) or (c) or for the dissolution or winding up of the affairs of Licensee; or (e) Licensee admits in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

14.5 Termination on Store Closing or Casualty.

Sears may, in its sole discretion, terminate this Agreement with respect to any affected Licensed Business location, without notice to Licensee, due to the closing of the Designated Sears Store. Licensee shall not be entitled to any notice of such store closing prior to a public announcement of such closing. Licensee waives any claim it may have against Sears for damages, if any, incurred as a result of such closing.

If any Designated Sears Store is damaged by fire or any other casualty so that the Licensed Business area becomes untenantable, this Agreement may be terminated with respect to such Licensed Business location, without penalty and without liability for any damages as a result of such termination, effective as of the date of such casualty, by either party giving the other party written notice of such termination within twenty (20) days after the occurrence of such casualty.

If such notice is not given, then this Agreement shall not terminate, but shall remain in full force and effect and the parties shall cooperate with each other so that Licensee may resume operation of the Licensed Business as soon as possible.

14.6 Effect of Termination.

Upon expiration or termination of this Agreement, Licensee shall immediately pay all amounts owed to Sears, cease use of all Marks, the Confidential Information and Customer Information and, at its expense and upon Sears' request, immediately remove all of Licensee's Equipment from Sears premises and shall, without delay and at Licensee's expense, repair any damage to Sears premises caused by such removal. Subject to Section 14.1 above, upon the termination of this Agreement by expiration of time or otherwise, the expense to return the Licensed Business area to the condition Sears made it ready for use by the Licensee shall be allocated per the terms of Exhibit 6.1.

14.7 Survivability.

No expiration or termination of this Agreement shall relieve the parties of obligations arising before expiration or termination or of any obligations that survive expiration or termination of this Agreement.

XV. ASSIGNMENT AND SUBLICENSING.

15.1 Assignment by Licensee.

Notwithstanding any other provision contained in this Agreement, Licensee may not assign, transfer, sublicense or convey any of its rights or obligations under this Agreement in whole or in part, without Sears' prior written consent. Any Change in Control of Licensee shall constitute an assignment of this Agreement, for which Sears' prior written consent is required.

Any attempted assignment, transfer, sublicense, conveyance or Change in Control without Sears' prior written consent is void.

For purposes of this Agreement, a "Change in Control" means an asset sale, merger, consolidation, or any other transaction or arrangement the effect of which is that fifty percent (50%) or more of the total voting power entitled to vote in the election of Licensee's board of directors is held by a person or persons other than the shareholders of Licensee, who, individually or as a group, held fifty percent (50%) or more of such voting power immediately prior to such event.

15.2 Assignment by Sears.

Sears may assign any of its rights and obligations under this Agreement to any other party.

15.3 Binding Nature.

The provisions of this Agreement shall be binding upon Licensee and its successors and permitted assigns and shall be binding upon and inure to the benefit of Sears and its successors and assigns.

XVI. MISCELLANEOUS.

16.1 Governing Law.

This Agreement is governed by Illinois law, excluding its conflicts of law rules.

16.2 Jurisdiction and Venue.

Licensee irrevocably submits to venue and exclusive personal jurisdiction in the federal and state courts in Cook County, Illinois for any dispute arising out of this Agreement, and waives all objections to jurisdiction and venue of such courts.

16.3 Notices.

Notices under this Agreement are sufficient if given by nationally recognized overnight courier service, certified mail (return receipt requested), facsimile with electronic confirmation or personal delivery to the other party at the address below:

If to Sears:          Sears, Roebuck and Co.
                      3333 Beverly Road
                      Hoffman Estates, Illinois 60179
                      Attn.: Licensing Manager
                      Facsimile: .(847) 286-0224

With a copy to:       Sears, Roebuck and Co.
                      3333 Beverly Road, Mail Station: B6-371A
                      Hoffman Estates, Illinois 60179
                      Attn.: Vice President, Law - Retail Operations
                      Facsimile: (847) 286-0266

If to Licensee:       1129 Holding Inc.
                      1801 Avenue of The Stars
                      67th Floor
                      Los Angeles, CA 90067
                      Attn.: Harvey Goldstein
                      Facsimile: (310) 550-3097


Notice is effective: (i) when delivered personally, (ii) three business days after sent by certified mail, (iii) on the business day after sent by a nationally recognized courier service, or (iv) on the next business day after it is sent by facsimile with electronic confirmation to the sender. A party may change its notice address by giving notice in accordance with this Section 16.3.

16.4 Severability.

If any provision of this Agreement is determined to be unenforceable, the parties intend that this Agreement be enforced as if the unenforceable provisions were not present and that any partially valid and enforceable provisions be enforced to the extent that they are enforceable.

16.5 No Waiver.

A party does not waive any right under this Agreement by failing to insist on compliance with any of the terms of this Agreement or by failing to exercise any right hereunder. Any waivers granted hereunder are effective only if recorded in a writing signed by the party granting such waiver.

16.6 Cumulative Rights.

The rights and remedies of the parties under this Agreement are cumulative, and either party may enforce any of its rights or remedies under this Agreement or other rights and remedies available to it at law or in equity:

16.7 Construction.

The Section headings of this Agreement are for convenience only and have no interpretive value. This Agreement may be executed in counterparts, which together will constitute one and the same agreement.

16.8 Survival.

In addition to all other provisions expressly providing that they survive any expiration or termination of this Agreement, this Section XVI shall survive any expiration or termination of this Agreement.

16.9 Entire Agreement; Modifications.

This Agreement, together with all Exhibits referred to herein, which are incorporated by this reference, constitute the complete and final agreement of the parties pertaining to the Licensed Business and supersede all of the parties' prior agreements, understandings and discussions relating to the Licensed Business. No modification or amendment of this Agreement is binding unless it is in writing and signed by Sears and Licensee.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

                                    SEARS, ROEBUCK AND CO.

                                    By:
                                       -----------------------------------------
                                    Its: Vice President and General Manager,
                                         Licensed Businesses

                                    LICENSEE

                                    By:
                                       -----------------------------------------

                                    Its:
                                        ----------------------------------------



SCHEDULE 1A

PRODUCTS

The following items, merchandise lines and/or services are authorized for sale by Licensee in the Licensed Business:

See Attached Five Pages

DIETARY SUPPLEMENTS
-------------------

______philus
Butcher's Broom
Dulse
Activated Charcoal
Butternut Bark
Echinacea
Alfalfa
Cactus Graniflorous
Echinacea Combinations
Aloe Vera
Calamus
Elderberry
Alpha Lipoic Acid
Calcium
Elecampane
American Ginseng
Calendula
EPA/Fish & Marine Oil
Angelica Root
Caprylic Acid
Essential Oil Combinations
Antioxidant Combinations
Capsicum
Eucalyptus
Apple Cider Vinegar
Carrot Herb
Evening Primrose Oil
Apple Pectin
Cascara Sagrada
Eyebright
Arnica
Cat's Claw
False Unicorn
Artichoke
Catnip
Fennel
Asafoetida
Cayenne
Fenugreek
Ashwagandha
Cedar Berry
Feverfew
Astragalus
Celandine
Fiber Blends
Avena Sativa

Celery Seed
Flax Seed Oil
Barberry
Chamomile
Folic Acid
Barley Green
Cherry Bark
Forskohlii
Bayberry
Chickweed
FOS (Fructo-oligosaccharides)
Bee Pollen
Chinese Ginseng
Fo-Ti
Bee Product Combinations
Chlorella
Ganoderma
Bee Propolis
Chlorophyll
Garlic
Beet Root
Choline
Garlic Combinations
Bentonite/Clay
Chondroitin
Gelatin
Beta Carotene
Chromium
Gentian
Beta Sitosterol
Cilantro
Gilead Buds
Betaine
Cinchona Bark
Ginger
BHT (Butylated Hydroxytoluene)
Cinnamon
Ginkgo Biloba
P_______ry
Citrus Seed Extract
Ginkgo Combinations
_______avonoids
Cleavers
Ginseng
__________in
Clove
Ginseng Combinations
Birch Bark

CMO/CM (Cetyl Myristoleate/Myristate)
Glucomannan
Bitter Melon
Cod Liver oil
Glucosamine
Black Cohosh
Codonopsis
Glucosamine & Chondroitin
Black Currant Seed Oil
Co-Enzyme Q-10
Goldenrod
Black Pepper
Coffee Bean
Goldenseal
Black Radish
Collagen
Goldenseal Combinations
Black Walnut
Colloidal Minerals
Gotu Kola
Black Willow
Colostrum
Grape Seed Extract
Bladderwrack
Colt's Foot
Grapefruit Extract
Blessed Thistle
Condurango
Gravel Root
Bloodrot
Copper
Green Combinations
Blue Cohosh
Coriander
Green Tea
Blue Flag
Corn Silk
Grindelia
Blue Green Algae
Couchgrass
Guar Gum
Blue Vervain
Cramp Bark
Guarana
Blueberry
Cranberry
Guggul
Boneset

Cranesbill
Gymnema Sylvestre
Borage Oil
Cubeb
Hawthorn
Boron
Damiana
Hemp Seed Oil
Boswellia
Dandelion
Herbal Teas
Bovine Cartilage
Devil's Claw
Hops
Bran Citrus Pectin
Devil's Club
Horehound
Brewer's Yeast
DHA (Docosahexaenoic Acid)
Horse Chestnut
Bromelain
Digestive Aids
Horse Tail
Buchu
DMAE (2-Dimethylamioethanol)
Horseradish
Buckthorn
DMG (Dimethylglycine)
Hydrangea Root
Buckweed
Dog Grass
Hyssop
B________rum
Dong Quai
Iceland Moss
______dock
Dragonwell
Inositol
___________e
Oregon Grape
Stevia
_______Moss
Osha Root
Stillingia
Iron Magnesium
PABA
Suma Root
Isoflavones

Pancreatin
Sunflower
Juniper
Papaya
Sweet Annie
Kamut Green
Paramicrodon Extract
Tansy
Kava Kava & St. John's Wort
Parsley
Thubarb
Kava Kava (with appropriate regulatory warning)
Passionflower
Thuja
Pau d' Arco
Thyme
Kelp
Penny Royal
Tocotrienols
Khella
Peppermint
Trace Minerals
Kola Nut
Pepsin
Triphala
Kombucha(Manchurian)
Periwinkle
True Unicorn
Korean Ginseng
Phosphatidyl Choline
Turmeric
Kudzu
Phosphatidyl Serine
Tylophora
Lady's Mantle
Phyllanthus
Usnea
Lady's Slipper
Picrorrhiza Kurroa
Uva Ursi
Lavender
Pipsissewa
Valerian
Lecithin
Plantain
Valerian Combinations
Lemon Balm
Pleurisy Root

Vanadyl Sulfate
Licorice
Poke Root
Vegetable Blends
Ligustrum
Potassium
Vitamin A
Lily of the Valley
Prickly Ash
Vitamin A & D
Linden
Psyllium
Vitamin B-1 (Thiamin)
Lomatium
Pumpkin Seed
Vitamin B-12 (Cyanocobalamin)
Lutein
Pumpkin Seed Oil
Vitamin B-2 (Riboflavin)
Lycopene
Pycnogenol (Pine Bark Extract)
Vitamin B-3 (Niacin)
Maca
Pygeum
Vitamin B-3 (Niacinaminde)
M_________ake
Quassia
Vitamin B-5 (Pantothenic Acid)
_____________Fern
Raspberry
Vitamin B-6 (Pyridoxine)
___________drake
Red Clover
Vitamin B-Complex
Manganese
Red Wine/Resveratrol
Vitamin C
Marshmallow
Reishi
Vitamin D
Meadowsweet
Rhodiola Rosea
Vitamin E
Melatonin
Rose Hips
Vitex (Chasteberry)
Milk Purslain
Rosemary

Watermelon
Milk Thistle
Royal Jelly
Wheat Germ Oil
Mistletoe
Rue
Wheat Grass
Motherwort
Sage
White Oak
MSM
SAMe (S-Adenosylmethione)
White Pond Lily
Mugwort
Sarsaparilla
White Poplar
Muira Puma Root
Sassafras
White Willow
Mullein
Saw Palmetto
Wild Alum
Multi Minerals
Schizandra
Wild Carrot
Multi-Enzymes
Scullcap
Wild Cherry
Multi-Vitamins
Sea Cucumber
Wild Indigo
Myrrh
Sea Mussel
Wild Lettuce
NADH (Nicotinamide Adenine Dinucleotide)
Selenium
Wild Mint
Nasturtium
Senna
Wild Yam
Neem Leaf
Shark Cartilage Shark Liver Oil (Squalene)
Willow
Nettle
Shepherd's Purse
Witch Hazel
Noni
Shiitake

Women's Herbal Blends
Nutritional Yeast
Siberian Ginseng
Wood Betony
Oak Galls
Silica
Wood Root
Oat Bran
Silymarin
Wormwood
Oat Straw
Skunk Cabbage
Yarrow
Octacosanol
Slippery Elm
Yellow Dock
Olive Leaf
SOD (Super-Oxidant Dismuzyme)
Yerba Santa
O_____________
Spirulina
Yerbamate
Orange Peel
Squaw Vine
Yucca
Oregano
St. John's Wort
Zinc


DIETARY SUPPLEMENT/SPORTS NUTRITION
-----------------------------------
Amino Acid Complex
Energy/Endurance Powders
Milk/Egg Protein
Amino Acid Liquid
Fluid Replacement/Electrolytes
Ornithine
Amino Acids (Combination)
Gamma-Aminobutyric Acid (GABA)
Phenylalanine
Amino Acids (Single, Free Form)
Glutamine
Protein Bars
Anabolic
Glutathione
Protein Blends/Shakes
Anti-Catabolic
Glycine
Protein Supplements

Arginine
Histidine
Soy Proten
BCAA's (Branched Chain Amino Acids)
HMB
Taurine
Carnitine
IgF Combinations
Tribulus Terrestris
Chrysin
Lysine
Tyrosine
Cysteine
Methionine
Whey Protein

DIETARY SUPPLEMENTS/WEIGHT MANAGEMENT
-------------------------------------
Calcium Pyruvate
Citrimax/Garcinia/HCA
Fat Burner/Metabolism Formulas
Cellulite Support Products
CLA (Conjugated Linoleic Acid)
Weight Management Combinations
Chromium
Fat Absorbers (Chitin/Chitosan)
Weight Management Shakes/Powders/Bars

HOMEOPATHIC DRUGS
-----------------
Aconitum Napellus (Aconite)
Drosera Rotundifolia (Sundew)
Mercurius Vivus (Quicksilver)
Allium Cepa (Red Onion)
Dulcamara (Woody Nightshade)
Natrum Muriaticum
Antimonium Tartaricum (Tartar Emetic)
Echinacea Angustifolia (Purple Coneflower)
Natrum Phosphoricum
Apis Mellifica (Honey Bee)
Eupatorium Perfoliatum (Boneset)
Natrum Sulphuricum
Arnica Montana (Leopard's Bane)
Euphrasia Officinalis (Eyebright)
Nux Vomica (Poison Nut)
Arsenicum Album (Arsenious Oxide)
Ferrum Phosphoricu
Oscillococcinum (Anal Barbariae)
Belladonna (Nightshade)
Gelsemium Sempervirens (Yellow Jasmine)

Phosophorus
B Perennis (Daisy)
Hamamelis Virginia (Witch Hazel)
Phytolacca Decandra (Poke-root)
________nemic Phosphates (5 cell salts)
Hepar Sulfuris Calcareum (Calcium Sulphide)
Podophyllum Peltatum (May Apple)
_________plasma (12 cell salts)
Pulsatilla (Wind Flower)
Bryonia Alba (White Bryony)
Homeopathic Kits
Rhus Toxicodendron (Poison Ivy/Oak)
Calcarea Carbonica (Calcium Carbonate)
Hypericum Perforatum (St. John's Wort)
Ruta Graveolens (Rue)
Calcarea Fluorica
Ignatia Amara (St. Ignatius' Bean)
Sabina (Juniper)
Calcarea Phosphorica
Ipecacuanha (Ipecac)
Sepia (Cuttle Fish)
Calcarea Sulphurica
Kali Bichromium (Potassium Dichromate)
Silicea
Carbo Vegetabilis (Vegetable Charcoal)
Kali Muriaticum
Spongia Tosta (Toasted Sponge)
Cell Salt Combinations
Kali Phosphoricum
Sulfur
Chamomilla (german Chamomile)
Kali Sulphuricum
Symphytum Officinalis (Bone-set, Comfrey)
Cinchona Oficinalis (China)
Lachesis Mutus
Tabacum (Tobacco)
Cocculus Indicus
Ledum Palustre (Marsh Rosemary)
Thuja Occidentalis
Coffea Cruda (Coffee)
Lycopodium Clavatum (Clubmoss)
Urtica Urtens (Small Stinging-Nettle)
Colocynthis (Bitter Apple)
Magnesia Phosphorica
Veratrum Album (White Hellebore)

OTC DRUGS
---------
Acne Treatment

Hair Growth Formulas
Scar Treatment
Anti-Fungal Topicals
Insect Repellant
Skin Rash Treatment
Burn Treatment
Laxatives (including Senna)
SPF Suncare
Dandruff & Scalp Treatment
Lice Treatment
Stings & Bites
Decongestion Rubs/Ointment
Mouthwash
Toothpaste
Digestive Aids
Pain Relief
Toothpowder
Ear Drops
Sanitizing Hand Gel
Wart Treatment

MEDICAL DEVICES
---------------
Dental Floss
Toothbrushes

COSMETICS (AROMATHERAPY)
------------------------
Aromatherapy Accessories
Essential Oil Combinations
Single Essential Oils
________les
Incense

COSMETICS (BATH & BODY CARE)
----------------------------
After Shave
Facial Care Accessories
Liquid Soap
Aloe Vera Topicals
Facial Cleanser
Lubricant
Anti-Aging Skin Treatment
Facial Cream, Lotion & Oil
Massage Balm
Antiseptic Products
Facial Masks, Muds & Peels
Massage Oil
Arnica Topicals
Facial Spritzer
Nail & Cuticle Products

Assorted Treatment Creams
Facial Toner
Night Cream
Baby Oil & Powder
Flower Water
Oral Care
Bar Soap
Foot Care
Roll-On Deodorant
Bath & Shower Gel
Gel, Mousse & Styling Lotion
Scalp Treatments
Bath Accessories
Green Clay
Shampoo
Bath Oil
Hair Accessories
Shaving Cream
Bath Salts
Hair Care
Skin Oil
Body Mist/Perfume
Hair Coloring
Soap & Bodywash
Body Moisturizer
Hair Cream
Solid Stick & Crystal Deodorant
Body Oil
Hair Spray
Spray Deodorant
Body Powder
Hand & Body Lotion
Sun Care
Bubble Bath
Hand Lotion & Cream
Sun Care
Calendual Ointment
Hemp Products
Tea Tree Oil
Conditioner
Henna
Thigh Cream
Cosmetics & Cosmetic Remover
Herbal Salves & Topicals
Travel Kits
Cream & Lotion
Jojoba Oil
Vitamin E

Eye Cream & Gel
Lip Balm

BOOKS & VIDEOS
--------------
Alternative Health/Therapy
Herbs
Supplements
Aromatherapy
Homeopathy
Teas
Bach Flower Remedies
Men's Health
Videos
Children's Health
Minerals
Vitamins
Cookbooks
Pets
Weight Management
Food & Nutrition
Special Interests
Women's Health
Health Conditions
Sports Nutrition

FOOD
----
Echinacea
Nuts/Seeds
_____ond
Elderberry
Oatstraw
Aloe
Essiac
Olong
Anise
Eucalyptus
Orange
Asian
Eyebright
Papaya
Assorted Blends
Fasting
Parsley
Assorted Fruit Teas
Fennel
Passion Flower
Assorted Grain Tea

Feverfew
Pasta/Sauce/Soups
Assorted Twig Tea
Flax
Pau D'Arco
Astragalus
Ginger
Peach
Ayurvedic
Ginkgo
Peppermint
Bilberry
Ginseng
Protein Bars
Black
Goldenseal
Protein Blends/Shakes
Black Cherry
Gotu Kola
Raspberry Leaf
Black Cohosh
Grain Tea/Coffee Substitutes
Red Clover
Black Currant
Green
Reishi Mushroom
Black Tea/Decaf
Hawthorn
Roasted Barley
Blackberry
Hazelnut
Rose Hips
Blueberry
Herbal Blend Teas
Rosemary
Boullion, Seasoning & Spices
Herval Sampler
Sage
Breakfast
Hops
Sarsaparilla
Buchu
Horehound
Sassafrass
Buckthorn
Horsetail
Saw Palmetto
Burdock

Hyssop
Scullcap
Candy/Chewing Gum
Irish Moss
Senna
Cat's Claw
Jasmine
Shiitake Mushroom
Catnip
Jason Winter's
Sleep
Cereals
Juices
Slippery Elm
C_____on
Juniper
So/Rice Milks
C_________
Kava Kava (with appropriate regulatory
Spearmint)
C_____momile
warning)
St. John's Wort
___steberry
Kombucha
Stevia
Chickweed
Lavender
Suma
Chips/Snacks
Laxative
Sweeteners/Syrups
Cinnamon
Lemon
Uva Ursi
Cleavers
Lemon Balm (Melissa)
Valerian
Coltsfoot
Lemongrass
Vanilla
Cookies
Licorice
Weight Management Shakes/Powder/Bars
Cooking & Baking Mixes
Linden Flower
White Oak
Cornsilk

Maitake Mushroom
White Willow Bark
Cranberry
Mango
Wild Cherry
Damiana
Marshmallow
Yarrow
Dandelion
Mathake
Yellow Dock
Dandelion Coffee
Melatonin
Yerbamate
Darjeeling
Milk Thistle
Yew
Decaffeinated
Mint
Dong Quai
Mullein
Earl Grey
Nettle

HOUSEHOLD PRODUCTS
------------------
Air Freshners
"Friendly" Household Cleaners
Pill Containers & Accessories
Assorted Household Products
Juicers & Blenders

PET PRODUCTS
------------
A___ed Pet Supplements
Pet Salves
_________/or Dog Products
Skin & Coat Products

Schedule 1B

LOCATION RIDER

   Store #     Designated Sears Stores
   Store 4     Designated Sears Stores
     1278      Torrance, CA
     2318      Thousand Oaks, CA
     1008      Boyle, CA
     1638      Brea, CA
     1388      Costa Mesa, CA
     1468      Cupertino, CA
     1199      San Mateo, CA
     1248      Hayward, CA
     1478      San Bruno, CA
     1019      Pleasanton, CA

Schedule 2.3

LICENSEE MARKS
--------------

Licensee claims ownership rights in the following trademarks and/or service marks for the following classes of goods or services:

Mark                                                     Class of Goods/Services

Healthline

Schedule 4.1

SEARS FEES

The Sears Fees shall be [*****] percent ([***]%) of Net Sales.

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 5.1

QUALITY ASSURANCE

The attached 26 pages of the Quality Assurance Review procedures of Claydan Enterprises Inc. are hereby adopted as the quality control procedures of Licensee and are incorporated in this Agreement by this reference.



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
Schedule 5.2

OPERATIONS MANUAL

The Claydan Operations Manual, revised January 2001, is hereby adopted as the Operations Manual of the Licensee and is incorporated into this Agreement by this reference.



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
Schedule 5.19

APPROVED MANUFACTURERS

Dietary Supplements
Alacer Corp
All-1 (Nutritech)
Amerifit Nutrition
Aurora Group
Bioforce AG
Botanical Laboratories
Flora Manufacturing and Distributing
Great American Health Products
Jarrow Formulas Inc.
Lane Labs
Natrol Inc.
Naturade Inc.
Natural Factors Nutritional Products
Natural Sources LLC
Nature's Way
Now Foods
Nutrition Now Inc.
Phillips Nutritionals Inc.
Quantum Inc.
Rainbow Light Nutritional Systems
SISU Natural USA
Solgar Vitamin and Herb
Transitions For Health Inc.
        Laboratories Inc.
    Laboratories
  unaga of America

Dietary Supplements/Sports Nutrition
All-1 (Nutritech)
Amerifit Nutrition
Atkins Nutritionals
Aurora Group
BLI Inc.
CB2 - Division of Kraft Foods
Champion Nutrition
Cytosport, Inc.
Flora Manufacturing and Distributing
Great American Health Products
Jarrow Formulas Inc.
Natrol Inc.
Naturade Inc.
Natural Factors Nutritional Products
Nature's Best Inc.


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
Now Foods
Nutrition Now Inc.
Rainbow Light Nutritional Systems
SISU Natural USA
Solgar Vitamin and Herb
Twin Laboratories Inc.
Wakunaga of America
Zone Perfect Nutrition

Homeopathic Drugs
Bioforce AG
Boiron USA
Nelson Back USA Ltd.
Similasan Corporation, USA
Standard Homeopathic

Cosmetics (Bath & Body Care)
Alvin Last
Avalon Organic Botanicals Ltd.
Country Life
Derma-E Skin Care
Earth Science Inc.
Jason Natural Products Inc.
Lake Consumer Products Inc.
Levlad Inc.
Phillips Nutritionals Inc.
Quantum Inc.
Sonny Marketing Inc.
Trans India Products
Transitions For Health Inc.
Tree of Life Inc.

Food
Atkins Nutritionals
Flora Manufacturing and Distributing
Henry Thayer Company
Hidden Valley Mills
Lily of the Desert
Naturade Inc.
Penn Herb
Twin Laboratories Inc.



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
Schedule 6.1

NEW LICENSED BUSINESS LOCATION AT DESIGNATED SEARS STORE

Sears shall be responsible for the following in the construction of a new Licensed Business location at a Sears store:

If required by Sears, perimeter walls, painted standard Sears colors.

Floor covered with standard Sears carpet/tile.

Ceiling containing standard Sears lighting.

Standard electrical outlets.

Licensee shall be responsible for all furniture, fixtures, equipment, displays, cabinets, counters, plumbing, shelving, sinks, and other such items. Licensee shall also be responsible for any non-standard walls, wall coverings, floor coverings, ceilings, lighting and electrical and for the final connection of all plumbing within the Licensed Business location.

RELOCATED LICENSED BUSINESS LOCATION

If a Licensed Business is required to relocate by Sears, the financial responsibilities for the relocation shall be the same as for a new Licensed Business location with the following exception:

Sears shall absorb fifty percent (50%) of the depreciated cost of furniture and fixtures that cannot be used in the new location. A five year straight line method of depreciation shall be used to determine the depreciated cost.

If a Licensed Business location is requested to relocate by Licensee, and Sears approves, the financial responsibilities for construction and relocation of the relocated Licensed Business area shall be borne by Licensee. Sears shall be responsible for removing all Sears moveable property from the relocated Licensed Business location.

REMODELED LICENSED BUSINESS AREA

If a Licensed Business area is required to remodel by Sears more than once in five (5) years, then Sears shall absorb fifty percent (50%) of the depreciated cost of existing furniture and fixtures that cannot be used. A five year straight line method of depreciation shall be used to determine the un-depreciated cost.

TERMINATED LICENSED BUSINESS LOCATION

If a Licensed Business location is terminated, Licensee shall have the financial responsibility to remove all Licensee's Equipment, signs and non-permanent fixtures. Licensee shall cap all gas, electrical and plumbing lines and disconnect all telephones. The Licensed Business area shall be vacated in a "broom-clean" condition.



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
Schedule 9.2

CREDIT CARD CONDITIONS

Licensee's acceptance and processing of the Credit Cards (as defined in the Agreement) shall be performed in accordance with the following:

1. Acceptance of Credit Cards. Licensee shall accept each Credit Card presented by a Cardholder as payment for Authorized Services, and Sears shall reimburse Licensee for the amount of such Credit Card Sale in accordance with the terms of this Exhibit, provided that Licensee complies with all of the other procedures in the Agreement and this Exhibit relating to the acceptance of Credit Cards each time it makes a Credit Card Sale (as defined in the Agreement), including but not limited to the following conditions:

(a) The Credit Card is presented to Licensee on or before the expiration date, if any;

(b) The Credit Card is used as payment for Authorized Services purchased by a Cardholder;

(c) Licensee has followed the procedures for the completion of Sales Slips as set forth in Paragraph 2 below; and

(d) Licensee has obtained Authorization for the Credit Card Sale if required pursuant to Paragraph 3 below.

For purposes of this Exhibit, "Sales Slips" means evidence of a Credit Card Sale in paper, electronic or imaged form, as designated by Sears to Licensee, and "Authorization" means permission from the Issuer to make a Credit Card Sale.

2. Completion of Sales Slips.

(a) General Requirements. For each Credit Card Sale, Licensee shall prepare a Sales Slip using the form provided by Sears, which may be modified from time to time by Sears in its sole discretion. Each Sales Slip must be legible and fully completed with the following information:

(i) Date and location of the Credit Card Sale, including Sears unit number where the Licensed Business is located;

(ii) Brief description of the Authorized Services;

(iii) Total amount of the Credit Card Sale, including tax;

(iv) Credit Card account number; and

(v) Authorization number or code (where applicable).

So long as Licensee obtains Authorization (as defined in Paragraph 3 below) for each Credit Card Sale through the POS Terminal provided by Sears, Licensee shall not be required to obtain an imprint of the Credit Card. Licensee shall include all Authorized Services purchased in a single transaction on one Sales Slip except for customer deposits or partial payments. Licensee shall not increase the price of Authorized Services or charge an additional fee to Cardholders for using a Credit Card for purchasing Authorized Services.

(b) Cardholder's Signature. Except in the case of telephone or mail orders, a Sales Slip must be signed by the Cardholder for each Credit Card Sale at the time the Credit Card Sale is made and in the presence of an authorized representative or employee of Licensee. The signature on the Sales Slip must be reasonably similar to the signature appearing on the signature panel of the Credit Card. After completion of the Credit Card Sale, Licensee shall provide a legible and completed copy of the Sales Slip to the Cardholder. If Licensee fails to obtain the signature of the Cardholder on the Sales Slip and the Cardholder has not authorized the Credit Card Sale or denies the validity of the Credit Card Sale, the Credit Card Sale shall be subject to Chargeback pursuant to Paragraph 6 below.

(c) Loss and Retention of Sales Slips. Licensee shall be responsible for the loss, damage or corruption of any Sales Slips until such time as the Sales Slips are delivered into Sears' custody. All Sales Slips shall be submitted to Sears within ten days after the date of the Credit Card Sale. Licensee shall retain copies of all Sales Slips for at least three years after the date of the Credit Card Sale to which they apply.

(d) Telephone and Mail Order Sales. In addition to each of the requirements set forth in Paragraph 2(a) above, for telephone and mail order sales, Licensee must record the shipping address and shipping date, if known, at the time of the Credit Card Sale, on the Sales Slip. Licensee agrees to ship merchandise or deliver services within the time required by applicable law. The Cardholder's signature is not required with respect to mail order or telephone order Credit Card Sales, provided Licensee identifies each such Credit Card Sale as "Mail Order" or "Telephone Order" on the Sales Slip. If a Cardholder asserts that he/she had not authorized a mail or telephone order Credit Card Sale, or otherwise denies the validity of the Credit Card Sale, such Credit Card Sale shall be subject to Chargeback pursuant to Paragraph 6 below.

3. Authorization.

(a) General Requirements. In accordance with the terms of this Paragraph 3, Licensee shall obtain Authorization for each proposed Credit Card. For purposes of this Exhibit, the purchase of one or more Authorized Services made by a Cardholder at one Licensed Business location and at one time shall be deemed to constitute a single Credit Card Sale.

(b) Obtaining Authorization.

(i) Electronic Locations. Licensee shall obtain Authorization for Credit Card Sales through the POS Terminal. If a referral code is displayed on the POS Terminal and the dollar amount of the Credit Card Sale is above a dollar limit established for such Credit Card Sales at the Designated Sears Store, Licensee shall telephone the Issuer to obtain further instructions, using a telephone number provided by Sears for such purpose.



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
(ii) Non-Electronic Authorization. When the POS Terminal is unable to obtain Authorization electronically, Licensee shall contact the Issuer of the Credit Card (or its designee) (the "Authorization Center") using the pr telephone number provided for such purpose by Sears. If the Authorization Center approves the Credit Card Sale, Licensee may be given an Authorization code or number which must be recorded on the Sales Slip.

(c) Right of Chargeback. If Authorization for any Credit Card Sale is required but not obtained by Licensee, or an Authorization code is not recorded when Licensee is required to do so, or is requested by Licensee but declined by the Issuer, Sears may process a Chargeback for such Credit Card Sale pursuant to Paragraph 6 below.

(d) Card Retrieval and Retention. Licensee shall follow reasonable instructions given by the Authorization Center in connection with a Credit Card Sale, such as obtaining Cardholder identification or Sears Card retention. If the Authorization Center instructs Licensee to take the Credit Card and the Cardholder refuses, Licensee may make no further effort to obtain the Credit Card.

4. Operating Standards. Licensee shall observe other operating standards established by each Issuer from time to time ("Operating Standards") with respect to the Credit Card Sales made by Licensee on such Issuer's Credit Card. A copy of the current Sears Card Operating Standards is attached to this Exhibit as Attachment 1. For purposes of the C, Agreement, all references to "Company" and "Merchant" in the Operating Standards shall be deemed to refer to Licensee, and all references to the "Merchant Agreement" in the Operating Standards shall be deemed to refer to this Exhibit.

5. Cardholder Credits and Payments. Unless specifically required by law, Licensee shall not give cash refunds for Authorized Services returned or rejected by a Cardholder to any Cardholder in connection with a Credit Card Sale. For each non-cash refund issued by Licensee to a Cardholder of all or a portion of a Credit Card Sale (a "Credit"), Licensee shall prepare and deliver to the Cardholder evidence of each Credit in a paper form (a "Credit Slip"), which Licensee shall complete in accordance with the instructions provided by Sears from time to time. Licensee shall submit Credit Slips evidencing such Credits to Sears within the time period required by law in order that the appropriate Credit may be entered on the Cardholder's account.

6. Chargeback Rights and Procedures. If Licensee has not complied with any of the terms of this Exhibit or the Agreement with respect to any Credit Card Sale, Sears may process a Chargeback to Licensee for the amount of the Credit Card Sale, including without limitation each Credit Card Sale made on any Credit Card account with respect to which Licensee did not properly process the Credit Card Sale or any portion thereof. A "Chargeback" means Sears' refusal, under the terms of this Exhibit, to pay Licensee pursuant to the terms of the Agreement, and reimbursement to Sears of a Credit Card Sale for which Licensee was previously paid. If Sears processes a Chargeback and the amount of the Credit Card Sale or disputed portion thereof is subsequently paid by the Cardholder, Sears will reimburse Licensee for such amount. Sears is not required to pay Licensee for a Credit Card Sale that is being charged back. If Sears has already paid Licensee for such Card Sale, Sears in its sole discretion may deduct the amount to be



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
ATTACHMENT 1
to Schedule 9.2

Operating Instructions

Sears Card Logo

Company will properly display the appropriate Sears Card Logo on promotional materials provided by Bank to inform the public that the Sears Card will be honored at the Company's place(s) of business. Use of decals, signs, printed and broadcast materials which bear the logo must comply with the specifications provided to Company. Company may use the logo or the name or representations thereof, on promotional printed or broadcast materials only to indicate that the card is accepted for payment and shall not directly or indirectly indicate that Bank endorses any goods or services other than services relating to the Card.

Altered and Counterfeit Cards

Company employees should be familiar with the appearance of a valid Sears Card and must check cards presented for signs of counterfeiting or alterations. Company employees should exercise reasonable care in checking each Card.

Preparation of Sales Slip and Credit Slip

Company will use a suitable imprinter to legibly imprint on each sales draft (hereinafter referred to as "Sales Slip") and credit voucher (hereinafter referred to as "Credit Slip") the embossed information from the Sears Card and from the Company plate and will fully complete the Sales Slip or Credit Slip.

Company shall provide the Cardholder with a completed copy of the Sales or Credit Slip, as applicable, at the time of each completed Sears Card sale. Company will include the following information on the Cardholder's copy of the Sales or Credit Slip:

1. Cardholder's Account Number;

2. Merchant's name, merchant number and location;

3. Description of merchandise or service purchased;

4. Total amount of the Card Sale (including sales tax);

5. Card Sale date;

6. Authorization number or code, where applicable; and

7. For Credits, original sale date and reason for refund, if applicable.

Authorization Requirements

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
Bank will provide authorization services to Company's retail merchants located within the United States and its territories. The authorization centers will be open for business 7 days per week, in conjunction with retail merchants' store hours.

A Merchant must obtain authorization from the authorization center on all Card Sales except as otherwise required in these Operating Instructions.

To obtain authorization of a sales transaction, the Merchant must provide Bank with:

1. The Cardholder's Account number;

2. The Merchant's Account number, if applicable; and

3. The total amount of the transaction (including sales tax and/or tip).

The approval code must be entered in the appropriate box on the Sales Slip or shown on the automatically printed register receipt. Card authorizations are valid for 45 days.

Authorization Floor Limit

In addition to any Floor Limits in the Merchant Agreement, help desks will assign maximum Floor Limits for their Merchants when the Authorization System is not available. If a Merchant accepts a sale at or above a Floor Limit without authorization, the Merchant does so at its own risk. The Merchant should not construe the assigned Floor Limits as a guarantee against potential Chargeback. Any infraction of the Floor Limit policy shall be for the total dollar amount of the transaction and not only the portion over the assigned Floor Limit.

Request for Cancellation of Authorization

If a Merchant or a Cardholder cancels or voids a sale transaction prior to its completion and an authorization was previously obtained for such a sale, the Merchant should request a cancellation of such authorization, if requested by Cardholder. An authorization should be canceled on the day it was made.

Remittance of Sales Slips and Credit Slips

Company shall electronically submit daily Sales Data to Bank or its designee. In the event Company cannot submit Sales Data electronically, the Merchant will batch and submit all Sales and Credit Slips, or equivalent information in electronic or imaged format, to Bank or its designee according to procedures provided by Bank. Sales and Credit Slips will show Cardholder Account number, name, address, city, state, and may include other information reasonably related to customer identification.

Credit Issued for Returned Merchandise and Adjustments

When merchandise or services originally purchased with Bank Sears Cards are returned for refund, the Merchant shall not make any cash refund but shall promptly deliver a Credit Slip. The refund or adjustment amount indicated on the Credit Slip may not exceed the original Sears Card transaction amount.

Chargeback Reason Codes - Immediate

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
Transactions violating the rules and instructions as established in these "Operating Instructions" may be subject to immediate Chargeback for the following reasons:

Definition

Declined Authorization

Invalid Card number

Non-Receipt of Requested Item

Service Establishment Adjustment

Explanation

A purchase was completed after the Merchant received a declined message from the Authorization Center.

Transaction was submitted using an account number for which no valid account exists or can be located.

Sales Slip not provided in response to ticket retrieval Requested Item request.

Sales Slip provided in response to ticket retrieval is not Illegible Copy legible.

Used in situations where Merchant has violated general operating procedures not covered by other definitions. A detailed explanation will be provided for the Merchant.

Chargeback Reason Codes - Prior Notification

A pending Chargeback notification will be provided to Company in the following cases. Company will have 15 Business days to resolve the inquiry/dispute to avoid the Chargeback. If the inquiry/dispute is not resolved by Company within 15 Business days, or Company has not notified Service Center of the resolution by the end of the 15'h Business day, then Service Center, at its option, may process a Chargeback to Company.

Definition

Transaction Exceeds Floor Limit

Cardholder Disputes

Merchandise Service

Non-Receipt of Goods

Alteration of Amount

Duplicate Processing

Non-Receipt of Credit

Credit Posted as Debit

Unauthorized Purchase

Missing Signature

Explanation

Any transaction at or above the Merchant's assigned Floor Limit for which a required Authorization was not obtained and which cannot, for whatever reason, be promptly collected from the Cardholder.

This chargeback reason will be used for any Cardholder dispute.

Regarding the quality of merchandise purchased or service rendered or any portion thereof.

Cardholder charged for goods or services never received or canceled prior to receipt.

This reason will apply only to Cardholder disputes claiming that the purchase amount for which the Cardholder signed was altered after the Cardholder signed the Sales Slip and without his/her consent or direction. Upon presentation of adequate proof of such claim, such as a Sales Slip, only the difference can be charged back.

Cardholder has been charged more than one time for a single transaction.

Cardholder claims that a Credit issued by the Merchant was never posted to the Cardholder Account. The Chargeback is limited to the amount of the Credit.

Cardholder possesses Credit Slip which appears as debit on his/her statement.

The Cardholder claims, in writing, that neither the Cardholder nor any party authorized by the Cardholder participated in the transaction and that the Cardholder has no knowledge of it.

Sales slip is missing signature or Merchant failed to follow telephone authorization procedure and Cardholder does not recognize sale.

Company is expected to resolve a Cardholder dispute/inquiry directly with the Cardholder. Service Center will not arbitrate the dispute.

Merchant Program Agreement

In addition to the Chargebacks identified above, Service Center may Chargeback any Card Sale with respect to which Company fails to comply with the terms and conditions set forth in its Merchant Agreement.

Reversal of Chargebacks

Company will have 90 days from Chargeback to cure the reason for Chargeback and request a reversal from Service Center. Service Center, exercising its reasonable judgment, shall decide whether any Chargeback is to be reversed. If Service Center decides to reverse a Chargeback, Company will submit to Service
Center:

1) The original Sales Slip or equivalent information in electronic or optic format; and, where applicable,

2) Documentation of the Cardholder's agreement to the reversal.

A Merchant may not re-deposit any Sales Slip once that item has been charged back for any reason. Nor may a Merchant resubmit the amount in question by preparing a new Sales Slip, unless that Sales Slip bears the imprint to the Cardholder's Card and is signed by the Cardholder.

Good Faith Chargeback Reversals

If the 90 day reversal period has elapsed, Company may request a Good Faith Reversal if extreme extenuating circumstances exist. Bank using its reasonable judgment, will be sole determiner in granting any Good Faith Reversals. If a Good Faith Reversal is granted, the transaction will be posted to the Cardholder's Account. If the Cardholder objects for any reason, the amount will immediately be charged back to Company with no further reversal rights.

Cardholder Payments in Sears Stores

1. Company agrees to accept Sears Card payments at all Sears Store locations that have the technical capability to do so. Company shall accept such payments at no charge or fee to Cardholders.

2. Company agrees that it shall ring each payment and record the payment data at the time of receipt of the payment.

3. Company must provide a receipt to Cardholder for each payment, regardless of whether the payment is by check or cash if requested by Cardholder.

4. In the event that any Cardholder payment does not post or is received in an incorrect amount, due to an error in ringing the payment or a systems malfunction at Company, Company shall re-ring the payment, upon request by Bank and Bank verification that the payment did not post.

5. Company agrees to use reasonable efforts to assist Bank in researching any Cardholder inquiries regarding payments. In the event Company does not respond to Bank's inquiry within 30 Business Days, or is unable to provide sufficient documentation within such time, the amount of the payment in dispute may be subject to Chargeback pursuant to the Agreement.

6. Company agrees that Bank may debit the Settlement Account in order to receive the payment amounts that Company has taken from Cardholders.

7. Company agrees to follow all laws, regulations and reporting requirements applicable to the taking of cash payments of $10,000.00 or more.


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